DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


CONSOLIDATED BALANCE SHEETS(UNAUDITED)
JUNE 30, 2000 AND DECEMBER 31, 1999

                                          June 30,      December 31,
                                            2000             1999
ASSETS

CASH AND CASH EQUIVALENTS                $  553,459       $  503,249
PROPERTY, Net                             5,406,296        5,700,171

OTHER ASSETS                                 59,725           61,924

TOTAL                                    $6,019,480       $6,265,344

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  734,054       $  751,736

MINORITY INTEREST IN
  REAL ESTATE JOINT VENTURE                 203,424          222,444

PARTNERS' EQUITY (DEFICIT):
     General Partners                       (86,620)         (84,529)
     Limited Partners                     5,168,622        5,375,693

  Total partners' equity                  5,082,002        5,291,164

TOTAL                                    $6,019,480       $6,265,344


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999


                                         June 30,         June 30,
                                          2000             1999
REVENUES:

Rental income                            $  701,010       $  732,740
Interest                                      1,778            2,545
     Total revenues                         702,788          735,285

EXPENSES:

Operating                                   399,020          397,432
General and Administrative                   64,184           59,327
     Total expenses                         463,204          456,759

INCOME BEFORE MINORITY INTEREST
   IN INCOME OF REAL ESTATE
   JOINT VENTURE                            239,584          278,526

MINORITY INTEREST IN INCOME
   OF REAL ESTATE JOINT VENTURE             (26,189)         (29,576)

NET INCOME                               $  213,395       $  248,950


AGGREGATE NET INCOME ALLOCATED TO:
    Limited Partners                     $  211,261       $  246,460
    General Partners                          2,134            2,490

TOTAL                                    $  213,395       $  248,950

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.88       $     8.03


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693           30,693

See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999


                                         June 30,         June 30,
                                           2000             1999

REVENUES:
Rental income                            $1,401,739       $1,438,577
Interest                                      3,565            5,051
Total revenue                             1,405,304        1,443,628

EXPENSES:
Operating                                   796,195          815,884
General and administrative                  139,831          131,679
Total expenses                              936,028          947,563

INCOME BEFORE MINORITY INTEREST IN
 INCOME OF REAL ESTATE JOINT VENTURE        469,278          496,065

MINORITY INTEREST IN INCOME OF REAL
 ESTATE JOINT VENTURE                       (58,380)         (55,225)

NET INCOME                                 $410,898         $440,840

AGGREGATE NET INCOME ALLOCATED TO:
 Limited Partners                          $406,789         $436,432
 General Partners                             4,109            4,408
TOTAL                                      $410,898         $440,840

NET INCOME PER LIMITED PARTNERSHIP UNIT      $13.25           $14.22

LIMITED PARTNERSHIP UNITS USED
 IN PER UNIT CALCULATION                     30,693           30,693


See accompanying notes to consolidated financial statements (unaudited).

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL


BALANCE AT JANUARY 1, 1999            ($78,101)     $6,012,109   $5,934,008

NET INCOME                               4,808         436,432      440,840
DISTRIBUTIONS                           (6,200)       (613,860)    (620,060)

BALANCE AT JUNE 30, 1999              ($79,893)     $5,834,681   $5,754,788

BALANCE AT JANUARY 1, 2000            ($84,529)     $5,375,693   $5,291,164

NET INCOME                               4,109         406,789      410,898
DISTRIBUTIONS                           (6,200)       (613,860)    (620,060)

BALANCE AT JUNE 30, 2000              ($86,620)     $5,168,622   $5,082,002


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                        June 30,           June 30,
                                         2000               1999

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 410,898          $ 440,840

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        293,875            293,875
     Minority interest in income
       of real estate joint venture       58,380             55,225
     Changes in assets and
      	liabilities:
     Decrease(increase)in other assets     2,199             (5,885)
     Decrease(increase)in liabilities    (17,682)           (39,337)

Net cash provided by
  operating activities                   747,670            744,718

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (620,060)          (620,060)
     Distributions paid to minority
       interest in real estate
       joint venture                     (77,400)           (62,700)
     Net cash used in
       financing activities             (697,460)          (682,760)

NET INCREASE IN CASH AND
     CASH EQUIVALENTS                     50,210             61,958

CASH AND CASH EQUIVALENTS:

     At beginning of period              503,249            633,690
     At end of period                  $ 533,459          $ 695,648


See accompanying notes to consolidated financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 30,693 limited partnership units.

The accompanying consolidated financial information as of June 30, 2000 and for the periods ended June 30, 2000, and 1999 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of June 30, 2000, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and equipment                11,018,658
        Total                                  13,748,448
        Less: Accumulated Depreciation        ( 8,342,152)
        Property - Net                       $  5,406,296

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.